Prospectus

                           IONICS, INCORPORATED

                     1,037,669 Shares of Common Stock

                              ($1 par value)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to the offer and sale by the Selling Stockholders for their respective accounts of up to 1,037,669 shares of the Common Stock, $1.00 par value, of Ionics, Incorporated (the "Company"), representing all shares which have been or may be purchased prior to June 30, 1999 by the Selling Stockholders upon exercise of stock options granted by the Company under its 1955 Employee Stock Option Plan, its 1965 and 1975 Qualified Stock Option Plans, its 1973 and 1979 Stock Option Plans and upon exercise of certain non-qualified options granted in 1951. A total of 405,420 shares have already been purchased pursuant to such Plans and are now owned by the Selling Stockholders, and 670,500 shares are subject to outstanding options held by the Selling Stockholders which are exercisable at any time prior to June 30, 1999. As the result of a dividend declared December 22, 1987, and pursuant to the terms of a Renewed Rights Agreement dated as of August 19, 1997, upon exercise of an option the optionee will receive, together with each share of Common Stock, a Right to purchase one share of Common Stock of the Company. The terms and conditions of such Rights are described in the report filed by the Company on Form 8-K dated August 27, 1997.

     This Prospectus also covers such additional shares as the foregoing may be converted into by reason of any stock dividend, split of shares, recapitalization or other changes in the Common Stock of the Company. Specific information as to the Selling Stockholders may be found on pages 3 through 5 of this Prospectus.

     The shares of Common Stock covered by this Prospectus may be offered or sold from time to time by the Selling Stockholders on the New York Stock Exchange, over-the-counter, or privately, at prices prevailing at the time for the Company's Common Stock. Any broker or dealer involved in the offer or sale of the shares may receive an ordinary brokerage commission or discount. The Company will not receive any of the proceeds from sales by Selling Stockholders.

     The Common Stock of the Company is traded on the New York Stock Exchange. On June 29, 1998, the last sales price as reported by such exchange was $37 3/8.
                       ____________________________

               The date of this Prospectus is June 30, 1998

Available Information

     Ionics, Incorporated (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission").

     Reports and proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at the above address at prescribed rates. Such material can also be obtained from the following regional offices of the Commission: New York Regional office, 75 Park Plaza, New York, New York 10007; and Chicago Regional office, 219 South Dearborn Street, Chicago, Illinois 60604.

     The Company's Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company can also be inspected at the Exchange. Additional updating information with respect to the securities covered herein may be provided in the future by means of appendices or supplements to this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Registration Statement of which this Prospectus forms a part but not delivered with the Prospectus. Such requests should be made to Ionics, Incorporated, 65 Grove Street, Watertown, Massachusetts 02472, Attention, Clerk; telephone number: (617) 926-2500.

     No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering made by the Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Selling Stockholders. This Prospectus does not constitute an offering in any state or other jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

Table of Contents
                                                        Page
Identity of Issuer.......................................3
Plan of Distribution.....................................3
Selling Stockholders.....................................3
Documents Incorporated by Reference......................5
Further Information......................................5

Identity of Issuer

     The issuer of the securities included herein is Ionics, Incorporated, whose principal executive offices are located at 65 Grove Street, Watertown, Massachusetts 02472. The Company's telephone number is (617) 926-2500.

Plan of Distribution

     The shares of Common Stock covered by this Prospectus may be offered or sold from time to time by the Selling Stockholders on the New York Stock Exchange, over-the-counter or privately. Such sales will be made at prices prevailing at the time for the Company's Common Stock. The Company will not receive any of the proceeds from sales by Selling Stockholders.

     Any broker or dealer involved in the offer or sale of the shares included herein may receive an ordinary brokerage commission or discount. To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting such transactions. Upon sale of such shares, any or all of the Selling Stockholders or anyone effecting sales on behalf of the Selling Stockholders may be deemed an underwriter, as that term is defined in the Securities Act of 1933, as amended; neither the Company nor any of the Selling Stockholders so concede. All expenses of the registration of the shares covered by this Prospectus are to be borne by the Company.

Selling Stockholders

     Information is provided below on each Selling Stockholder, as to his relationship with the Company during the last three years, the number of Shares of Common Stock owned beneficially by him as of June 30, 1998, the number of shares he may acquire before June 30, 1999 by the exercise of options already granted to him under the stock option plans referred to herein, and the number of shares which each Selling Stockholder presently anticipates selling under this Prospectus. Shares held by Selling Stockholders may be sold either pursuant to the Registration Statement of which this Prospectus is a part or pursuant to Rule 144 under the Securities Act of 1933, as amended.

                  Outstanding Shares Owned      Shares      Shares
Name, Address     Beneficially on June 30, 1998 Being       to be
and Relationship  and Shares Subject            Offered     Owned if
to the Company    to Outstanding Options        for Sale    All Shares
During Past       Exercisable Before            under this  in Column
Three Years       June 30, 1999 (1)(2)          Prospectus  3 Are Sold
Arthur L.
Goldstein             636,927 (3)(4)            50,000      586,927 (5)
 65 Grove St.
 Watertown, MA
 Chairman of the
 Board, President
 and Chief
 Executive Officer

William E.
Katz                  249,204 (4)               50,000      199,204 (5)
 65 Grove St.
 Watertown, MA
 Executive
 Vice President
 and Director

Theodore G.
Papastavros           151,883 (3)               25,000      126,883 (5)
 65 Grove St.
 Watertown, MA
 Vice President
(and Treasurer until
 November 14, 1997)

<FN1>
(1) If options which are exercisable before June 30, 1999 are exercised, certain of the shares would be subject to repurchase by the Company in varying amounts if the individual's employment by the Company were to terminate before specified dates.
<FN2>
(2) Assumes that all options exercisable before June 30, 1999 will be exercised by the Selling Stockholder.
<FN3>
(3)  Includes beneficial ownership of certain shares held in the Company's
Section 401(k) Stock Savings Plan for the account of this individual
(401(k) data as of June 23, 1998).
<FN4>
(4) Does not include 6,400 and 8,400 shares owned by members of the immediate families of Messrs. Goldstein and Katz, respectively; beneficial ownership of these shares is disclaimed.




                                    -5-



<FN5>
(5) In the event all options are exercised and shares registered hereunder are sold, Messrs. Goldstein and Katz would hold 3.6% and 1.2%, respectively, and Mr. Papastavros would hold less than 1% of the Company's outstanding shares.


Documents Incorporated by Reference

     The following documents are incorporated in this Prospectus by reference: (i) the Annual Report of the Company filed on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the year ended December 31, 1997, containing consolidated balance sheets of the Company at December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1997 together with the related notes and the report thereon dated February 17, 1998 of Coopers & Lybrand L.L.P., independent accountants; (ii) the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended March 31, 1998; and (iii) the description of the Common Stock of the Company contained in the Registration Statement of the Company filed on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934 filed with the Commission on September 27, 1990. All documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and prior to the termination of the offering of the securities hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Further Information

     Under the By-Laws of the Company, any director made a party to any action by reason of the fact that he is or was a director or officer, or by reason of any action alleged to have been taken or omitted by him as a director or officer of the Company, shall be indemnified by the Company against all costs and expenses, including reasonable attorneys' fees and costs of settlements, reasonably incurred by him in connection with the defense of such action, except in relation to matters as to which it shall be finally adjudicated in any action that such individual has not acted in good faith in the reasonable belief that his action was in the best interests of the Company.




                                    -6-

     Moreover, the Articles of Organization provide that, a director of the Company shall have no personal liability to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) under sections 61 or 62 of Chapter 156B of the General Laws of Massachusetts; or (iv) for any transaction from which the director derived an improper personal benefit.

     Officers who are not directors may be indemnified to the extent authorized by the Board of Directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.